EXHIBIT 5.1

[Greenberg Traurig, P.A. Letterhead]

September 10, 2008

Pediatrix Medical Group, Inc.

1301 Concord Terrace

Sunrise, Florida 33323-2825

Re: Registration Statement on Form S-8 for the Pediatrix 2008 Incentive Compensation Plan

Ladies and Gentlemen:

On or about the date hereof, Pediatrix Medical Group, Inc., a Florida corporation (the “Company”), is filing with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-8 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the offering and sale by the Company of an additional 1,000,000 shares of the Company’s Common Stock, par value $0.01 per share (together with attached rights to purchase the Company’s Series A Junior Participating Preferred Stock , the “Common Stock”), under the Amended and Restated Pediatrix Medical Group, Inc. 1996 Non-Qualified Employee Stock Purchase Plan (the “Plan”). We have acted as counsel to the Company in connection with the preparation and filing of the Registration Statement.

In connection therewith, we have examined and relied upon the original or a copy, certified to our satisfaction, of (i) the Amended and Restated Articles of Incorporation and Amended and Restated Bylaws of the Company, each as amended to the date hereof; (ii) records of corporate proceedings of the Company related to the Plan; (iii) the Registration Statement and exhibits thereto; and (iv) such other documents and instruments as we have deemed necessary for the expression of the opinions herein contained. In making the foregoing examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photocopies. As to various questions of fact material to this opinion, we have relied, to the extent we deemed reasonably appropriate, upon representations of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently checking or verifying the accuracy of such documents, records and instruments.

Based upon the foregoing examination, we are of the opinion that assuming that (i) the Company maintains an adequate number of authorized and unissued shares of Common Stock available for issuance pursuant to the Plan and (ii) the consideration required to be paid in connection with the issuance and sale of shares of Common Stock issued pursuant to the Plan is actually received by the Company as provided in the Plan, the shares of Common Stock issued pursuant to the Plan will be duly and validly issued, fully paid and nonassessable.

This opinion is rendered only to you and is solely for your benefit in connection with the transactions covered hereby. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to or relied upon by any other person, firm or corporation for any purpose, without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

GREENBERG TRAURIG, P.A.

/s/ Ira N. Rosner
By: Ira N. Rosner